Exhibit T3A(5)

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:07 PM 01/26/2009
FILED 04:07 PM 01/26/2009
SRV 090069228 — 4646127 FILE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

OF

CAMPUS AUTHENTIC, LLC

This Certificate of Formation of Campus Authentic, LLC (the “LLC”), dated January. 26, 2009, is being duly executed and filed by Alan D. Slattery, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.)

FIRST:	The name of the limited liability company is:

Campus Authentic, LLC

SECOND:	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD:	The LLC does not have a specific date by which it must dissolve.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Campus Authentic, LLC this January 26, 2009.

By:	/s/ Alan D. Slattery
Name:	Alan D. Slattery
Title:	Authorized Person